                                 Exhibit 4(a)

Form of Individual Deferred Variable Annuity Contract

                  Massachusetts Mutual Life Insurance Company
                          Springfield, Massachusetts

      ANNUITANT                                                 AGE AND SEX

CONTRACT NUMBER                                                 MATURITY DATE

  CONTRACT DATE

                If the Annuitant is living on the Maturity Date, Massachusetts Mutual Life Insurance Company will pay a variable life annuity. The annuity will consist of a series of variable payments to be paid to the Annuitant. Payments will begin on the Maturity Date and continue as long as the Annuitant lives. In no case will payments be made for less than the Guaranteed Period. Payments will be subject to all provisions of this contract.

                When annuity payments have begun, the annual rate of return earned on the assets of the Separate Account must be equal to or exceed 4.23% for the variable payments not to decrease.

                This Contract is issued by the Company at its Home Office, 1295 State Street, Springfield, Massachusetts, 01111-0001, on the date of issue. It is a legal contract between the contract owner and the insurer.

                          READ YOUR POLICY CAREFULLY

                   SECRETARY                       CHAIRMAN

                                   REGISTRAR

SUMMARY OF REQUIRED PROVISIONS AND OTHER CONTRACT OWNER RIGHTS

The owner of this contract has exclusive rights to assign this contract and receive every benefit provided. The owner also has exclusive rights to exercise every right, privilege and option this contract grants or that we allow. The owner has these rights while the annuitant is alive, unless otherwise provided in this contract. For example the owner may:

 . Change the owner or beneficiary. (Change of Owner and Beneficiary, page 5.)

 . Redeem a portion of this contract. (Partial Redemption, page 5.)

 . Surrender this contract in full. (Full Surrender, page 5.)

 . Stop purchase payments but continue this contract in force as a paid-up deferred annuity. (Paid-up Annuity, page 6.)

 . Change the frequency of purchase payments. (Purchase Payments, page 6.)

 . Reinstate the contract after lapse. (Reinstatement, page 6.)

 . Modify the maturity date. (Modified Maturity Date, page 6.)

 . Instruct the Company how to vote at meetings of the Fund shareholders. (Voting
  Rights page 8.)

To exercise any of these rights, communicate with the Company's nearest representative or directly with the Annuity Service Center. Please notify the Annuity Service Center promptly of any change of address of the Owner or the Annuitant.

                  PANORAMA DEFERRED VARIABLE ANNUITY CONTRACT
             Periodic Purchase Payments or Single Purchase Payment
          Retirement Income (120 Months Certain) after Maturity Date
                                 Participating

            ANNUITY PAYMENTS PROVIDED BY THIS CONTRACT ARE VARIABLE
               AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT

P81-106A

                                           TABLE OF CONTENTS
       DEFINITIONS                                                                  PAGE 5

       SEPARATE ACCOUNT                                                             PAGE 5

       OWNER AND BENEFICIARY                                                        PAGE 5
           Owner, Beneficiary, Change of Owner or Beneficiary

       PARTIAL REDEMPTION OR FULL SURRENDER                                         PAGE 5

       PAID-UP ANNUITY                                                              PAGE 6

       PURCHASE PAYMENT                                                             PAGE 6
           Increase or Decrease in Purchase Payments, Grace Period,
             Reinstatement

       DIVIDENDS                                                                    PAGE 6

       MODIFIED MATURITY DATE                                                       PAGE 6

       ACCUMULATION UNITS AND VALUATION PROVISIONS                                  PAGE 6-7
           Net Purchase Payments, Application of Net Purchase Payments,
             Accumulation Units, Accumulation Unit Value, Net Investment
             Factor, Contract Maintenance Fee

       RETIREMENT INCOME                                                            PAGE 7
           Annuity Units and Payments, Annuity Unit Value, Transfer
             of Annuity Units

       GENERAL PROVISIONS                                                           PAGE 7-8
           Incontestability, Age and Sex, Assignment or Transfers of the
            Contract, The Contract, Death Proceeds, Payment of Benefits,
            Voting Rights, Guarantees, Statements to Owner, Insulation

       VARIABLE SETTLEMENT OPTIONS                                                  PAGE 8-9

       FIXED SETTLEMENT OPTIONS                                                     PAGE 9

       VARIABLE SETTLEMENT OPTIONS PURCHASE RATES                                   PAGE 9

                                                                                    P81-106A

                                 SPECIFICATIONS

ANNUITANT                                       AGE AND SEX
 CONTRACT NUMBER                                        MATURITY DATE
     DATE OF ISSUE

OWNER

BENEFICIARY

                        BENEFITS AND PURCHASE PAYMENTS
                        ------------------------------

ANNUAL PURCHASE PAYMENT:

PAYABLE TO MATURITY DATE OR UNTIL PRIOR DEATH OF THE ANNUITANT.

                    ENDORSEMENT RESTRICTING TRANSFERABILITY
                    ---------------------------------------

ANYTHING IN THIS CONTRACT TO THE CONTRARY NOTWITHSTANDING, IF THE CONTRACT OWNER IS OTHER THAN THE TRUSTEE OF A TRUST ESTABLISHED UNDER SECTION 401 OF THE INTERNAL REVENUE CODE OF 1954, AS AMENDED, IT MAY NOT BE SOLD, ASSIGNED, DISCOUNTED, OR PLEDGED AS COLLATERAL FOR A LOAN OR AS SECURITY FOR THE PERFORMANCE OF AN OBLIGATION OR FOR ANY OTHER PURPOSE, TO ANY PERSON OTHER THAN THIS COMPANY.

CONTRACT YEARS, MONTHS AND ANNIVERSARIES ARE COMPUTED FROM THE CONTRACT DATE.

DEFINITIONS

YOU, YOUR-Use of the words "you" or "your" in this contract refers to the owner.

WE, OUR, US-Use of the words "we", "our", or "us" in this contract refers to Massachusetts Mutual Life Insurance Company and our Annuity Service Center.

VALUATION DATE-means any date the New York Stock Exchange is open for business and the Separate Account is valued,

VALUATION PERIOD-means the period beginning on the day following any Valuation
  Date and ending on the next Valuation Date. It may be one day or more than one day.

ACCUMULATION UNIT-means a unit used to measure the value of your share of a sub-account before annuity payments begin.

ACCUMULATED VALUE-means the value of all accumulation units credited to this contract.

ANNUITY UNIT-means a unit used to determine the amount of each life annuity payment.

CONTRACT YEAR-means the period from one contract anniversary to the next.

DUE PROOF OF DEATH-means one of the following:

  (a) A copy of a certified Death Certificate.
  (b) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.
  (c) A written statement by a medical doctor who attended the deceased.
  (d) Any other proof satisfactory to us.

FUND-means the investment company or companies in which the Separate Account assets are invested.

WRITTEN REQUEST-means a request in writing in a form satisfactory to us and mailed or delivered to our Annuity Service Center.

ANNUITY SERVICE CENTER-The office to which notices, requests and purchase payments should be sent. You will be notified in writing of the address of the service center applicable to your contract.

SEPARATE ACCOUNT

Under this contract, Separate Account means a segregated investment account or accounts established by the company under Connecticut Law. There will be several sub-accounts within the Separate Account covered by this contract.

Assets of each sub-account will be invested in Fund shares. We reserve the right to change investment companies or to substitute other investments for Fund shares. Purchase payments may be placed in any one sub-account or distributed among various sub-accounts. You may, by written request, choose any allocation you wish. You may change the allocation of future purchase payments at any time, without charge.

Once funds are in the contract, you may transfer all or a portion of the accumulated values among one or more sub-accounts. We will make such a transfer upon a written request from you. A transaction charge not to exceed, $20.00 will be deducted from each sub-account from which a transfer is being made. There is no limit on the number of transfers that can be made prior to the start of life income payments.

OWNER AND BENEFICIARY

Owner

The owner or owners named under this contract may die. If so, the owner will be the executor or administrator of the last owner to die. This assumes this contract does not provide otherwise.

Beneficiary

The beneficiary or beneficiaries named under this contract may die before the annuitant. If so, the beneficiary will be the executor or administrator of the annuitant. This assumes this contract does not provide otherwise.

Change of Owner or Beneficiary

While the annuitant is alive, you can change the owner or beneficiary by written request.

 . The change will take effect on the date you sign the request. The annuitant does not have to be living when we receive the request at our Annuity Service Center for the change to be effective. The change will be subject to any payment made or actions taken by us before receiving the request.

PARTIAL REDEMPTION OR
FULL SURRENDER

You may redeem a portion of this contract or you. may surrender this contract in full. This may be done at any time on or before life income payments begin.

Partial Redemption

You may request to redeem a portion of the value in this contract. You may redeem all of the value in a particular sub-account.

 . A redemption will be effective on the date of your signed written request.
 . We will compute the accumulated value on the valuation date that coincides with the date we redeem the funds from the sub-account.
 . A transaction charge not to exceed $20.00 will be deducted from each sub-account from which a redemption is made. The charge will be deducted before any other calculations are made.
 . Each calendar year you may redeem up to 10% of the accumulated value in this contract without penalty. The 10% will apply to the accumulated value at the beginning of the calendar year. Any amount redeemed in excess of 10% will be subject to the following surrender charge.

               Contract Year        Surrender Charge
                   1-5                   5%
                   6-10                  4%
                   11-15                 3%
                   16+                   0%

 . Cash payment will be made within 7 days (plus any additional period the
  Federal Government may allow)
   after we receive the request at our Annuity Service Center.

Full Surrender

 . You may request to surrender this contract for its full surrender value at any time.
 . Surrender will be effective on the date of your written request.
 . We will compute the accumulated value on the valuation date that coincides with the date we redeem the funds from the sub-account.
 . When a full surrender is made, the maintenance fee will be deducted at the time of the surrender. The fee will be deducted before any other calculations are made.
 . Cash payment will be made within 7 days (plus any additional period the Federal Government may allow) after we receive the request at our Annuity Service Center.

A) If no partial redemptions have been made during the calendar year you make a full surrender.

   . Ten percent of the accumulated value at the beginning of the calendar year can be surrendered without penalty. The accumulated value in excess of 10% will be subject to the following surrender charge:

                    Contract Year         Surrender Charge

                        1-5                      5%
                        6-10                     4%
                        11-15                    3%
                        16+                      0%

B) If a partial redemption has been made during the calendar year you make a full surrender.

   . The total of all partial redemptions made during the calendar year may be less than 10% of the accumulated value at the beginning of the contract year. If so, the balance of the 10% may be surrendered without penalty. The accumulated value in excess of 10% will be subject to the surrender charge shown above.

The total of all partial redemptions made during the calendar year may equal or exceed 10% of the accumulated value at the beginning of the calendar year. If so, the accumulated value will be subject to the surrender charge shown above.

PAID-UP ANNUITY

If any purchase payment due is not paid by the end of the grace period, we will automatically continue this contract in force as a paid-up deferred annuity. This is provided this contract has not been surrendered for its full surrender value.

 . This contract will continue in force, initially, for the number of accumulation units credited to it as of the due date of the purchase payment in default. As the maintenance fee is deducted each year, this number of accumulation units will be reduced.
 . While on the paid-up basis, this contract may be partially redeemed or fully surrendered on or before the maturity date. Redemption or surrender will be in accordance with the Partial Redemption or Full Surrender provision.
 . While on the paid-up basis, you may transfer all or a portion of the accumulated values among one or more sub-accounts. This is described in the Separate Account provision.

PURCHASE PAYMENT

This contract is made in consideration of the application and the payment of all purchase payments due.

 . All purchase payments are payable to us at our Annuity Service Center.
 . No net purchase payment may be less than $10.00.
 . A single purchase payment is due on the date of issue of this contract.
 . Purchase payments payable annually are due on the first day of each contract year.
 . Purchase payments payable semi-annually are due on the first day of each contract year and six months thereafter.
 . Purchase payments payable quarterly are due on the first day of each contract year and every three months thereafter.
 . Purchase payments payable monthly are due on the first day of each contract year and every month thereafter.
 . The mode of purchase payment may be changed on any contract anniversary to annual, semi-annual, quarterly, or monthly.

Increase or Decrease in Periodic Purchase Payments

Periodic purchase payments may be increased or decreased on any purchase payment due date.

 . After the first contract year, increases may be made up to twice the purchase payment made during the first contract year. Increases in excess of this amount may be made only with our consent.

Grace Period

For the payment of each periodic purchase payment after the first, we will allow a grace period of 31 days after the due date. This contract will continue in force during the grace period.

Reinstatement

This contract may be reinstated at any time during three years after default in payment of a periodic purchase payment.

 . Reinstatement will not be made if this contract has been surrendered for its full surrender value.
 . Reinstatement will be made upon payment of at least one past due purchase payment.
 . Reinstatement will become effective on the valuation date that coincides with the date we receive payment. If no valuation date coincides, we will use the next valuation date as the effective date of reinstatement.

 . This provision does not apply if this contract was purchased on the single premium basis.

DIVIDENDS

While this contract is in force, we will credit it with dividends. Dividends are based on such shares of the divisible surplus (if any) as we may apportion at the end of each contract year.

 . We expect that any contribution to divisible surplus by this contract (thus making it eligible for dividend credit) will arise in later contract years.
 . Any dividends will be of modest amount.
 . We will apply dividends to increase the value of the Separate Account, or we will pay them in cash to you.

MODIFIED MATURITY DATE

This contract may be continued in force beyond the present maturity date. This can be done upon your written request. Return this contract to our Annuity Service Center. The above must be done before the present maturity date. We will then continue this contract in force, during the annuitant's lifetime, until a modified maturity date.

 . The modified maturity date will be the tenth contract anniversary following the present maturity date. The date may be earlier if required by the language of any qualified plan.
 . Purchase payments may either continue or cease after the present maturity date.
 . You may partially redeem this contract at any time on or before the modified maturity date. No surrender charge will be applied to a partial redemption after the present maturity date. A transaction charge, not to exceed $20.00, will be deducted from each sub-account from which a partial redemption is made.
 . You may fully surrender this contract at any time on or before the modified maturity date. No surrender charge will be applied to the full surrender after the present maturity date. The maintenance fee will be deducted at the time of the full surrender.
 . An income may be elected on or before the modified maturity date. The surrender charge will not apply when a variable or a fixed income is elected after the present maturity date. However, the maintenance fee will be deducted when a fixed income is elected.
 . On or before the start of life income payments, you may transfer all or a portion of the accumulated values among one or more sub-accounts. This is described in the Separate Account provision.

ACCUMULATION UNITS AND VALUATION PROVISIONS

Net Purchase Payments

Each net purchase payment will equal the purchase payment made less any applicable premium taxes.

Application of Net Purchase Payments

 . We will apply each net purchase payment received at our Annuity Service Center to provide accumulation units in one or more sub-accounts. This will be done in accordance with a written request from you.
 . The minimum amount that may be applied to any sub-account is $10.00.
 . You may change your allocation of net purchase payments among sub-accounts at any time. A written request from you is needed to change the allocation.
  The new allocation will be effective after we receive your written request at our Annuity Service Center.

Accumulation Units

  . We will determine the number of accumulation units purchased for each sub-account. This will be done by dividing the net purchase payment allocated to the sub-account by the dollar value of one accumulation unit on the date allocated.

Accumulation Unit Value

  . The value of an accumulation unit on any valuation date is the product of
    (a) and (b).
  (a) The value on the preceding valuation date.
  (b) The net investment factor for the sub-account for the valuation period just ended.
  . The dollar value of an accumulation unit may change from one valuation date to the next.

                                                                        P81-106A

  . The value of an accumulation unit on any date other than a valuation date is equal to its value on the next valuation date.

  Net Investment Factor

  A net investment factor has to be calculated for each sub-account. We compute the net investment factor for a sub-account as follows:

  1) We determine the net asset value per share at the end of the valuation period for the fund in which the sub-account assets are invested.
  2) We add to (1) the amount per fund share of any dividend or capital gain distribution made by the fund if the ex-dividend date occurs during the valuation period.
  3) We subtract from (2) the reserve per fund share for taxes on realized and unrealized capital gains of the sub-account. We will add a credit to item
     (2) for capital losses (realized and unrealized).
  4) We divide the result in (3) by the net asset value per fund share at the beginning of the valuation period less the reserve for taxes per fund share at that time.
  5) We subtract from (4) an amount not to exceed .000020 for each day of the valuation period.

  Contract Maintenance Fee

  We will charge an amount not to exceed $30.00 on each December 31st as a contract maintenance fee. An equal portion of the fee will be deducted from each sub-account that has sufficient value in it.

  . If a full surrender is made, a maintenance fee will be deducted from the amount being surrendered.

 . The maintenance fee will also apply if this contract is under the Modified
  Maturity Provision.
 . The maintenance fee will not apply if an income is being paid under this contract.

RETIREMENT INCOME

This contract automatically provides for a variable retirement income (120 months certain and life) to be paid beginning on the maturity date. The income will be payable during the lifetime of the annuitant.

 . Payment of the retirement income will be subject to satisfactory proof of age of the annuitant.
 . We may pay the accumulated value in one sum if it is less than $2,000.
 . We may change the payment basis to quarterly, semi-annual or annual. We will do this if the monthly retirement income is less than $20.00. We will pay 120 monthly payments under this contract. If the annuitant is alive after 120 monthly payments have been made, we will continue to make monthly payments as long as the annuitant is alive. If the annuitant dies before 120 monthly payments have been made, we will continue monthly payments to the beneficiary for the balance of the 120 month period. The beneficiary may, at his/her option, elect to receive the commuted value of the payments instead of the monthly income. If so, we will calculate the commuted value of the payments remaining based on the amount of the last income payment received by the annuitant before death. The commuted value will be calculated at 3 1/2% interest per year compounded annually.

The income will be based on the following amount:

   1) During the first 3 contract years, the income will be based on the accumulated value less the following charge:

              Contract Year      Charge
                   1               3%
                   2               2%
                   3               1%

   2) After the 3rd contract year, the income will be based on the accumulated value.

Annuity Units and Payments

The accumulated value will be used to purchase annuity units. The dollar amount of annuity payments and the number of annuity units are determined as follows:

 . The purchase rate is shown on page 9 of this contract. It is adjusted for the annuitant's age on the first annuity payment date and year of birth as described in the Annuity Tables section on page 8 of this contract.
 . Calculate the number of annuity units in each sub-account. Do this by dividing the product of the accumulated value applied to a sub-account and the purchase rate by the value of one annuity unit in that sub-account on the maturity date.
 . The amount of each annuity payment equals the product of the appropriate number of annuity units and the annuity unit values on the payment date. The amount of each payment may vary.

Annuity Unit Value

 . The value of an annuity unit in each sub-account on any valuation date is determined as follows:

  1) Multiply the net investment factor for the valuation period just ended by the value of the annuity unit on the preceding valuation date.
  2) Divide the result in (1) by an interest factor. The interest factor equals
     1.00 plus the interest rate for the number of days since the preceding valuation date. Interest is based on an effective annual rate of 3 1/2%.
 . The dollar value of an annuity unit may change from one valuation date to the next.
 . The value of an annuity unit on any date other than a valuation date is equal to its value on the succeeding valuation date.

Transfer of Annuity Units

You may transfer all or a portion of the annuity units among one or more sub-accounts. The amount transferred will be calculated as described below:

  1) We will determine, from the first sub-account, the dollar value of the next annuity payment on its due date.
  2) We will multiply the value in (1) by the percentage of the annuity units to be transferred.
  3) We will then credit you with the number of annuity units in the sub-account to which the transfer is being made which will give an equal dollar value for the next annuity payment.

The equivalent number of annuity units equal to the dollar value of the next annuity payment will be cancelled from the original sub-account. Subsequent payments will reflect the changes in annuity units in each sub-account.

Only one such transfer may be made each calendar year.

GENERAL PROVISIONS

Incontestability

We cannot contest this contract after it has been in force during the lifetime of the annuitant for a period of two years from the date of issue.

Age and Sex

If the annuitant's age or sex has been misstated, we will adjust the amount payable under this contract. It will be the amount the purchase payment would have purchased using the correct age and sex. The adjustment will be based on the rates for this contract in effect on the date of issue.

 . The annuitant's attained age on any contract anniversary is the age listed on page 3 increased by the number of contract years elapsed.
 . Any overpayments we make on account of misstatement of age or sex will be charged against the current or next succeeding payments to be made by us.
 . Any underpayments we make on account of misstatement of age or sex will be paid to whomever is entitled.

Assignment or Transfers of the Contract

 . Written notice of the terms of a transfer or a copy of an assignment must be filed at our Annuity Service Center. Until we receive such notice, we will not be required to take notice of or be responsible for any transfer of interest in this contract by an assignment, agreement or otherwise.
 . We will not be responsible for the validity of any assignments.
 . Any assignment made after the annuitant's death will be valid only with our consent.

The Contract

This contract and the application constitute the entire contract. A copy of the application is attached to and made a part of this contract.

 . All statements in the application will be deemed representations and not warranties.
 . No statement will be used to void this contract or to defend against a claim under it unless contained in the application.
 . Our agents cannot alter or modify any of the terms of this contract. They cannot waive any of its provisions.

Death Proceeds

 . Proceeds payable upon death of the annuitant under this contract before the maturity date will consist of the accumulated value on the date due proof of death is received in our Annuity Service Center,
 . Death proceeds will include the value of any unapplied dividend credits.

Payment of Benefits

 . All sums payable by us under this contract are payable only at our Annuity
  Service Center.
 . In any settlement, we may require that this contract be returned to our Annuity Service Center.

Voting Rights

To the extent required to permit this contract to qualify under the Investment Company Act of 1940 of the United States (and any subsequent amendments), you have the right to instruct us how to vote the Fund shares underlying accumulation units you have in any sub-account.

Guarantees

Annuity payments under this contract will not be adversely affected by actual mortality and expense experience of the Separate Account.

Statements to Owner

We will furnish you a statement containing information required by applicable state law and the Investment Company Act of 1940 of the United States (or subsequent amendments).

 . In no event will the statement be provided less often than semi-annually.

Insulation

The portion of the assets of the Separate Account equal to the reserve and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct.

VARIABLE SETTLEMENT OPTIONS

If an income is elected, other than the automatic income, this contract will be terminated and another contract will be issued in its place,

 . Election of an income option must be made in writing on a form satisfactory to
  us.
 . In the case of death proceeds, the beneficiary may elect an option within the 90 day period following receipt at our Annuity Service Center of due proof of death. If no election is made, death proceeds will be paid in a single sum at the end of the 90 day period. Payment will be based on the then accumulation unit value.
 . Applicable state law may not permit annuity payments to be made on a variable basis. If not, the annuity payments will be payable under the provisions of the Fixed Settlement Options.

When a life income is elected, it will be based on the following amount:

  1) During the first 3 contract years, the life income will be based on the accumulated value less the following charge:

             Contract Year       Charge
                   1               3%
                   2               2%
                   3               1%

  2) After the 3rd contract year, the life income will be based on the accumulated value.

Option A. Life Annuity. A variable annuity payable monthly while the payee is alive. Payments will cease with the last monthly payment due preceding the payee's death.

Option B. Life Annuity With Guaranteed Period. A variable annuity payable monthly while the payee is alive. In no case will payments be made for less than the guaranteed period. The guaranteed period may be 60, 100, 120 or 240 months, as elected by the payee.

Option C. Unit Refund Life Annuity. A variable annuity payable monthly while the payee is alive. Upon due proof of the payee's death, an additional payment may be made. The additional payment is determined by calculating the excess, if any, of (a) over (b).

  (a) The accumulated value divided by the value of an annuity unit on the date annuity payments begin.
  (b) The number of annuity units under this contract times the number of monthly payments made.

The excess, if any, is multiplied by the value of an annuity unit on the date the additional payment is made.

Option D. Joint Life Annuity For Payee and One Other Person with Two-Thirds Annuity Units to Survivor. (One Hundred and Twenty Months Certain.) A joint variable annuity payable monthly to the payee and one other person named at the election of this option. We will pay 120 monthly payments under this op-tion. If both payees are living after 120 monthly payments have been made, we will continue to make monthly payments as long as both payees live.

If one payee dies before 120 monthly payments have been made, we will continue payments to the surviving payee for the balance of the 120 month period. At the end of the 120 month period, payments will continue to the surviving payee for life. Such payments will be computed on the basis of two-thirds of the number of annuity units in effect during the joint lifetime.

Option E. Specified Payments for a Variable Period. We will make equal payments of the accumulated value. Payments may be made on a monthly, quarterly, semi-annual or annual basis.

Once each calendar year you may change the amount of the payment. This may be done by sending a written request to us.

This option may be elected prior to the maturity date of this contract. If so, each calendar year up to 10% of the accumulated value at the beginning of the calendar year will be paid out without a surrender charge being applied. Any amount paid out in excess of 10% will be subject to the following surrender charge.

           Contract Year        Surrender Charge
               1-5                    5%
               6-10                   4%
               11-15                  3%
               16+                    0%

No surrender charge will be applied on or after the maturity date of this contract.

You may, at any time after this option is elected, withdraw all or a portion of the remaining accumulated value. If the withdrawal is made prior to the maturity date of this contract, any amount withdrawn in excess of 10% of the accumulated value at the beginning of the calendar year will be subject to the surrender charge shown above.

Payments made during the calendar year of the partial or full withdrawal will be used in determining the 10%. If the full or partial withdrawal is made after the maturity date of this contract, no surrender charge will be applied.

Annuity Tables.

The tables on the next page show the dollar amount of the

                                                                        P81-106A

first monthly annuity payment for each $1000 applied. The accumulation units applied to an annuity will be at the accumulation unit value on the payment date. The amounts shown in the tables are based on the Progressive Annuity Table assuming births in the year 1900. An interest rate of 3 1/2% is used.

 . In using the Annuity Tables, the age of the annuitant must be adjusted depending on his/her year of birth, as shown in the following chart:

           Year of Birth              Adjusted Age

            Before 1900               Actual Age  +1
            1900-1919                 Actual Age
            1920-1939                 Actual Age - 1
            1940-1959                 Actual Age - 2
            1960-1979                 Actual Age - 3

  Adjustments for years of birth after 1979 will be made in a manner consistent with the above.
 . If Option D is elected, the sex and adjusted age of the joint payee will also be used.

Payment Provisions.

 . If any variable settlement option payment is less than $20, we may change the payment basis to equivalent quarterly, semi-annual or annual payments.
 . If the amount to be applied under a variable settlement option is less than $2,000, we may discharge our obligation by paying the amount in one sum.

FIXED SETTLEMENT OPTIONS

The payee of proceeds, may elect to receive annuity payments under our fixed income settlement options instead of our variable income settlement options. The income will be based on the following amount:

  1) Prior to the maturity date of this contract, the income will be based on the full surrender value as described on page 5 of this contract.
  2) On the maturity date of this contract, the income will be based on the accumulated value less the maintenance fee.

 . Payments will be based on our income settlement rates in our corresponding qualified or non-qualified contracts being offered for retirement plans at that time.
 . You may use part or all of the accumulated value to provide the fixed income. . Any accumulated surrender value applied under a fixed settlement option will be transferred from the Separate Account to our General Assets.

                          VARIABLE SETTLEMENT OPTIONS
                           PURCHASE RATES PER $1,000

         Age Nearest
          Birthday           OPTION A                OPTION B - No. of Mos. Certain                  OPTION C

                             No Period                                                                 Unit
          Male     Female     Certain         60           100            120           240           Refund
          50         54        $4.74        $4.73         $4.71          $4.69         $4.52           $4.53
          51         55         4.84         4.82          4.80           4.78          4.58            4.60
          52         56         4.94         4.92          4.89           4.87          4.65            4.67
          53         57         5.04         5.03          4.99           4.97          4.71            4.75
          54         58         5.16         5.14          5.10           5.07          4.78            4.84

          55         59         5.28         5.25          5.21           5.18          4.85            4.93
          56         60         5.40         5.38          5.32           5.29          4.91            5.02
          57         61         5.54         5.51          5.45           5.41          4.98            5.12
          58         62         5.69         5.65          5.58           5.53          5.05            5.22
          59         63         5.84         5.80          5.71           5.66          5.11            5.32

          60         64         6.01         5.95          5.86           5.79          5.18            5.44
          61         65         6.18         6.12          6.01           5.94          5.24            5.56
          62         66         6.37         6.30          6.17           6.08          5.30            5.68
          63         67         6.57         6.49          6.34           6.24          5.36            5.82
          64         68         6.79         6.69          6.52           6.40          5.41            5.96

          65         69         7.02         6.91          6.70           6.57          5.46            6.10
          66         70         7.27         7.14          6.89           6.74          5.51            6.26
          67         71         7.54         7.38          7.10           6.91          5.55            6.43
          68         72         7.83         7.64          7.31           7.10          5.59            6.60
          69         73         8.14         7.91          7.52           7.28          5.62            6.78

          70         74         8.48         8.20          7.75           7.47          5.65            6.98
          71         75         8.84         8.51          7.98           7.66          5.68            7.19
          72         76         9.23         8.84          8.22           7.85          5.70            7.41
          73         77         9.65         9.18          8.46           8.04          5.71            7.65
          74         78        10.11         9.55          8.70           8.23          5.72            7.89

          75         79        10.61         9.93          8.95           8.41          5.73            8.16

                        OPTION D - Age Nearest Birthday

Male          50      51     52    53     54      55     56    57     58     59     60     61     62     63     64     65    66
      Female  54      55     56    57     58      59     60    61     62     63     64     65     66     67     68     69    70
 50     54   $4.51
 51     55    4.54  $4.58
 52     56    4.58   4.62  $4.67
 53     57    4.62   4.67   4.71  $4.75
 54     58    4.66   4.71   4.75   4.80  $4.85
 55     59    4.70   4.75   4.80   4.84   4.89  $4.94
 56     60    4.75   4.79   4.84   4.89   4.94   4.99  $5.04
 57     61    4.79   4.84   4.89   4.94   4.99   5.04   5.10  $5.15
 58     62    4.83   4.88   4.93   4.98   5.04   5.09   5.15   5.21  $5.27
 59     63    4.87   4.92   4.98   5.03   5.09   5.15   5.20   5.26   5.32  $5.39
 60     64    4.91   4.97   5.02   5.08   5.14   5.20   5.26   5.32   5.38   5.45  $5.51
 61     65    4.96   5.01   5.07   5.13   5.19   5.25   5.31   5.38   5.44   5.51   5.58  $5.64
 62     66    5.00   5.06   5.12   5.18   5.24   5.30   5.37   5.43   5.50   5.57   5.64   5.71  $5.78
 63     67    5.04   5.10   5.16   5.22   5.29   5.35   5.42   5.49   5.56   5.63   5.71   5.78   5.85  $5.93
 64     68    5.08   5.14   5.21   5.27   5.34   5.41   5.48   5.55   5.62   5.70   5.77   5.85   5.92   6.00  $6.08
 65     69    5.12   5.19   5.25   5.32   5.39   5.46   5.53   5.60   5.68   5.76   5.84   5.91   6.00   6.08   6.16 $6.24
 66     70    5.17   5.23   5.30   5.36   5.44   5.51   5.58   5.66   5.74   5.82   5.90   5.98   6.07   6.15   6.24  6.32 $6.41
 67     71    5.21   5.27   5.34   5.41   5.48   5.56   5.64   5.71   5.80   5.88   5.96   6.05   6.14   6.22   6.31  6.40  6.49
 68     72    5.25   5.31   5.38   5.46   5.53   5.61   5.69   5.77   5.85   5.94   6.02   6.11   6.20   6.30   6.39  6.48  6.57

 69     73    5.28   5.35   5.43   5.50   5.58   5.65   5.74   5.82   5.91   6.00   6.09   6.18   6.27   6.37   6.46  6.56  6.66

 70     74    5.32   5.39   5.47   5.54   5.62   5.70   5.79   5.87   5.96   6.05   6.14   6.24   6.34   6.44   6.54  6.64  6.74

    The purchase rate for any age or combination of ages not shown in the above tables will be calculated on the same basis as the payments for those shown and may be obtained from our Annuity Service Center. In addition to the options set forth above, any mode of payment mutually agreed upon in writing by the payee and us, not in conflict with any provision in this contract, may be selected. Purchase rates for other available joint options may be obtained from our Annuity Service Center.

Page 9                                                                 P81-106A

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